UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 18, 2023 (December 12, 2023)

AUDDIA INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40071	45-4257218
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2100 Central Avenue, Suite 200
Boulder, Colorado	80301
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 219-9771

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock	AUUD	Nasdaq Stock Market
Common Stock Warrants	AUUDW	Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On December 18, 2023, the Company entered into an employment agreement (the “Employment Agreement”), with John E. Mahoney, the Company’s newly appointed Chief Financial Officer. The Employment Agreement is effective as of November 27, 2023. The terms of the Employment Agreement are summarized below.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Item 5.02 (c)	Appointment of New Chief Financial Officer.

On December 12, 2023, the Company’s board of directors appointed John E. Mahoney as the Company’s new Chief Financial Officer.

John E. Mahoney, age 58, brings over twenty years of finance and operational experience in the services industry with both publicly traded and privately held companies. From 2019 to 2023, he served as Chief Financial Officer at Quality Biomedical, Inc., a private equity backed and leading service provider in the Home Medical Equipment industry. From 2014 to 2019, Mr. Mahoney served as Principal and Chief Financial Officer at CFO Leadership Services, LLC, a fractional CFO service company. From 2005 to 2014, Mr. Mahoney served Vice President and Chief Financial Officer at TASQ Technology, Inc., a wholly owned subsidiary of First Data Corporation, who merged with Fiserv. a leading global credit card processing services company. Mr. Mahoney is a certified public accountant. He earned his BS in Public Accountancy from the Long Island University.

Item 5.02 (e)	Compensatory Arrangements of Certain Officers.

Under the terms of the Employment Agreement, Mr. Mahoney will receive an annual base salary, subject to annual adjustments as determined by the board or compensation committee, equal to $275,000. He will also be eligible for an annual bonus of up to 50% of his base salary as determined at the sole discretion of the board or the compensation committee. In addition, the Employment Agreement provides that the executive will be eligible to participate in the Company’s standard incentive and welfare benefit plans and programs.

In connection with Mr. Mahoney's appointment, the compensation committee of Auddia's board of directors granted Mr. Mahoney (i) an inducement stock option for 275,000 shares of Auddia common stock, which option will vest in four equal annual installments, and (ii) a second inducement stock option for 192,500 shares of Auddia common stock, which option will vest 50% after two years and then two 25% annual installments thereafter. These stock options were agreed to and granted as an inducement material to Mr. Mahoney entering into employment with Auddia in accordance with Nasdaq Listing Rule 5635(c)(4).

The options have an exercise price of $0.25 per share, which was equal to the closing price of Auddia's common stock on the grant date. The options have a 10-year term. The options will become fully vested if Mr. Mahoney is terminated without cause or he terminates for good reason during the 12-month period following a change in control.

Under the Employment Agreement, if the Company terminates the executive without cause or the executive terminates for good reason, the executive is entitled to receive (i) nine months of base salary, (ii) nine months of paid health insurance under COBRA, and (iii) any earned but unpaid bonus for a prior completed fiscal year.

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The Employment Agreement requires Mr. Mahoney to maintain confidential information regarding the Company and third parties, and to execute the Company’s standard employee invention assignment and non-disclosure agreement. The Employment Agreement also includes typical non-competition and non-solicitation provisions that the executive must comply with for a period of twelve months after termination of employment with the Company.

The above summary does not purport to be a complete summary of the Employment Agreement and is qualified in its entirety by reference to the full text of the Employment agreement, a copy of which is filed herewith as an exhibit and is incorporated by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

10.1	Employment Agreement, effective as of November 27, 2023, between Auddia Inc. and John E. Mahoney
104	Cover Page Interactive Data File

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AUDDIA INC.

December 18, 2023	By:	/s/ John E. Mahoney
Name: John E. Mahoney
Title: Chief Financial Officer

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